As filed with the Securities and Exchange Commission on March 28, 2005

Registration No. 333-123217

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

WellPoint, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Indiana	6324	35-2145715
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

120 Monument Circle

Indianapolis, Indiana 46204

(317) 488-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David R. Frick, Esq.

Executive Vice President and Chief Legal and Administrative Officer

WellPoint, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

(317) 488-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With Copies to:

Daniel G. Dufner, Jr., Esq.

Kevin Keogh, Esq.

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

(212) 819-8200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee (2)
3.750% Notes due 2007	$300,000,000	100%	$300,000,000	$35,310
4.250% Notes due 2009	$300,000,000	100%	$300,000,000	$35,310
5.000% Notes due 2014	$500,000,000	100%	$500,000,000	$58,850
5.950% Notes due 2034	$500,000,000	100%	$500,000,000	$58,850
Total	$1,600,000,000			$188,320

(1)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act.
(2)	Fee previously paid.

PROSPECTUS

WellPoint, Inc.

Offers to Exchange

up to $300,000,000 of its 3.750% Notes due 2007,

that have been registered under the Securities Act of 1933,

for all of its outstanding 3.750% Notes due 2007

and

up to $300,000,000 of its 4.250% Notes due 2009,

that have been registered under the Securities Act of 1933,

for all of its outstanding 4.250% Notes due 2009

and

up to $500,000,000 of its 5.000% Notes due 2014,

that have been registered under the Securities Act of 1933,

for all of its outstanding 5.000% Notes due 2014

and

up to $500,000,000 of its 5.950% Notes due 2034,

that have been registered under the Securities Act of 1933,

for all of its outstanding 5.950% Notes due 2034

Subject to the terms and conditions described in this prospectus

The exchange offer will expire at 5:00 p.m. Eastern Standard Time on May 6, 2005 unless extended

The Notes

We are offering to exchange, upon the terms and conditions of this prospectus and the accompanying letter of transmittal, our new notes for all of our outstanding existing notes. We refer to our outstanding 3.750% notes due 2007, 4.250% notes due 2009, 5.000% notes due 2014 and 5.950% notes due 2034 as the “existing notes” and to the new 3.750% notes due 2007 (the “new 2007 notes”), 4.250% notes due 2009 (the “new 2009 notes”), 5.000% notes due 2014 (the “new 2014 notes”) and 5.950% notes due 2034 (the “new 2034 notes”) issued in this offer collectively referred to as the “new notes.” The new notes are substantially identical to the existing notes that we issued on December 9, 2004, except for certain transfer restrictions and registration rights provisions relating to the existing notes.

Material Terms of the Exchange Offer

•	You will receive an equal principal amount of new notes for all existing notes that you validly tender and do not validly withdraw.

•	The exchange will not be a taxable exchange for United States federal income tax purposes.

•	There has been no public market for the existing notes and we cannot assure you that any public market for the new notes will develop. We do not intend to list the new notes on any national securities exchange or any automated quotation system.

Consider carefully the “ Risk Factors” beginning on page 7 of this prospectus

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2005.

The information contained in this prospectus was obtained from us and other sources believed by us to be reliable. This prospectus also incorporates important business and financial information about us that is not included in or delivered with this prospectus. The documents containing this information are listed under the sections entitled “Incorporation of Certain Documents By Reference” and “Where You Can Find More Information.” We will provide a copy of any and all of these documents to you by first-class mail, without charge, upon written or oral request. Any request for documents should be made by April 29, 2005, which is five business days before the expiration date of the exchange offer. Requests for documents should be directed to:

WellPoint, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

Attention: Corporate Secretary

(800) 985-0999

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to exchange or exchanging these new notes in any jurisdiction where the exchange offer or exchange is not permitted. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of its respective date.

In deciding whether to exchange your existing notes in the exchange offer, you must rely on your own examination of us and the terms of the exchange offer, including the merits and risks involved. You should not construe anything in this prospectus as legal, business or tax advice. You should consult your own advisors as needed to make your decision whether to exchange your existing notes in the exchange offer and to determine whether you are legally permitted to participate in the exchange offer under applicable laws or regulations. Investors should be aware that they may be required to bear the financial risks of the new notes for an indefinite period of time.

i

SUMMARY

This summary highlights selected information contained in greater detail elsewhere, or incorporated by reference, in this prospectus. As a result, it does not contain all of the information that you should consider before deciding to participate in the exchange offer. You should read the entire prospectus carefully, including the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections, and the documents incorporated by reference in this prospectus. Unless the context requires otherwise, references to the terms “WellPoint,” “we,” “us” or “our” refer to WellPoint, Inc., or WellPoint, Inc. and its direct and indirect subsidiaries, as the context requires, in each case following the merger, between WellPoint Health Networks Inc. and Anthem Holding Corp., described below.

WellPoint

We are the nation’s largest publicly traded commercial health benefits company in terms of membership in the United States. We served more than 27 million medical members in thirteen states as of December 31, 2004. Our markets include California, Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, Ohio, Virginia (excluding the immediate suburbs of Washington, D.C.), and Wisconsin. We own the exclusive right to market our products and services using the Blue Cross® and/or Blue Shield®, or BCBS, names and marks in all thirteen states under license agreements with the Blue Cross Blue Shield Association, or BCBSA, an association of independent Blue Cross and Blue Shield plans. We seek to be a leader in the health benefits industry by offering a broad selection of flexible and competitively priced health benefits products.

The Merger

On October 27, 2003, Anthem, Inc., or Anthem, and WellPoint Health Networks Inc., or WHN, announced that they had entered into a definitive agreement and plan of merger, or merger agreement, pursuant to which WHN would merge into a wholly-owned subsidiary of Anthem. On November 30, 2004, WHN merged with and into Anthem Holding Corp., an Indiana corporation and a direct wholly-owned subsidiary of Anthem, with Anthem Holding Corp. as the surviving entity in the merger. In connection with the merger, Anthem amended its articles of incorporation to change its name to WellPoint, Inc. In addition, the ticker symbol for Anthem’s common stock listed on the New York Stock Exchange was changed to “WLP.”

The Exchange Offer

The exchange offer relates to the exchange of up to (i) $300,000,000 aggregate principal amount of outstanding 3.750% notes due 2007 (the “existing 2007 notes”), (ii) $300,000,000 aggregate principal amount of outstanding 4.250% notes due 2009 (the “existing 2009 notes”), (iii) $500,000,000 aggregate principal amount of outstanding 5.000% notes due 2014 (the “existing 2014 notes”) and (iv) $500,000,000 aggregate principal amount of outstanding 5.950% notes due 2034 (the “existing 2034 notes”), in each case for an equal aggregate principal amount of the new notes. The form and terms of the new notes will be identical in all material respects to the form and terms of the corresponding outstanding existing notes, except that the new notes will be registered under the Securities Act of 1933 (the “Securities Act”), and therefore they will not bear legends restricting their transfer.

The Exchange Offer

We are offering to exchange $2,000 principal amount of our new notes of each series that we have registered under the Securities Act for each $2,000 principal amount of outstanding existing notes of the corresponding series. In order for us to exchange your existing notes, you must validly tender them to us and we must accept them. We will exchange all outstanding existing notes that are validly tendered and not validly withdrawn.

Resale of the New Notes

Based on interpretations by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to other parties, we believe that you may offer for resale, resell and otherwise transfer your new notes without compliance with the registration and prospectus delivery provisions of the Securities Act if you are not our affiliate and you acquire the new notes issued in the exchange offer in the ordinary course of your business.

You must also represent to us that you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes we issue to you in the exchange offer.

Each broker–dealer that receives new notes in the exchange offer for its own account in exchange for existing notes that it acquired as a result of market–making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes issued in the exchange offer. You may not participate in the exchange offer if you are a broker–dealer who purchased such outstanding existing notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

Expiration Date

The exchange offer will expire at 5:00 p.m., Eastern Standard Time, May 6, 2005, unless we decide to extend the expiration date. We may extend the expiration date for any reason. If we fail to consummate the exchange offer, you will have certain rights against us under the registration rights agreement that we entered into as part of the offering of the existing notes.

CUSIP Numbers

For the existing 2007 notes: 94973V AA 5 and U94887 AA 1 For the existing 2009 notes: 94973V AB 3 and U94887 AB 9 For the existing 2014 notes: 94973V AC 1 and U94887 AC 7 For the existing 2034 notes: 94973V AD 9 and U94887 AD 5

Special procedures for beneficial owners

If you are the beneficial owner of existing notes and you registered your existing notes in the name of a broker or other institution, and you wish to participate in the exchange, you should promptly contact the person in whose name you registered your existing notes and instruct that person to tender the existing notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding existing notes, either make appropriate arrangements to register ownership of the outstanding existing notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed delivery procedures

If you wish to tender your existing notes and time will not permit your required documents to reach the exchange agent by the expiration date, or you cannot complete the procedure for book–entry transfer on time or you cannot deliver your certificates for registered existing notes on time, you may tender your existing notes pursuant to the procedures described in this prospectus under the heading “The Exchange Offer—How to use the guaranteed delivery procedures if you will not have enough time to send all documents to us.”

Withdrawal Rights	You may withdraw the tender of your existing notes at any time before 5:00 p.m., Eastern Standard Time, on May 5, 2005, the business day before the expiration date.

Certain United States federal income tax consequences	An exchange of existing notes for new notes will not be subject to United States federal income tax. See “Certain U.S. Federal Tax Considerations.”

Use of Proceeds

We will not receive any proceeds from the issuance of new notes pursuant to the exchange offer. Existing notes that are validly tendered and exchanged will be retired and canceled. We will pay all expenses incident to the exchange offer.

Exchange Agent

You can reach The Bank of New York Trust Company, N.A., the Exchange Agent, at the address set forth on the back cover of this prospectus. For more information with respect to the exchange offer, you may call the exchange agent on (212) 815-5920; the fax number for the exchange agent is (212) 298-1915.

Summary of the Terms of the New Notes

The form and terms of each series of new notes will be substantially identical to the form and terms of the corresponding series of existing notes, except that the new notes will be registered under the Securities Act, and therefore the new notes will not bear legends restricting their transfer. The new notes will be entitled to the benefits of the indenture. See “Description of the New Notes.”

Issuer	WellPoint, Inc.

Securities Offered	$300,000,000 aggregate principal amount of new 3.750% notes due 2007,
$300,000,000 aggregate principal amount of new 4.250% notes due 2009,
$500,000,000 aggregate principal amount of new 5.000% notes due 2014, and
$500,000,000 aggregate principal amount of new 5.950% notes due 2034.

Maturity	For the new 2007 notes: December 14, 2007.
For the new 2009 notes: December 15, 2009.
For the new 2014 notes: December 15, 2014.
For the new 2034 notes: December 15, 2034.

Interest Rate	For the new 2007 notes: 3.750% per year.
For the new 2009 notes: 4.250% per year.
For the new 2014 notes: 5.000% per year.
For the new 2034 notes: 5.950% per year.

Interest payment dates

For the new 2007 notes, semi-annually on June 14 and December 14 of each year, starting on June 14, 2005. For the new 2009 notes, the new 2014 notes and the new 2034 notes, semi-annually on June 15 and December 15 of each year, starting on June 15, 2005.

Each of the new notes will bear interest from December 9, 2004 and, if we accept your existing notes for exchange, you will waive the right to have interest accrue, or to receive any payment in respect to interest, on the existing notes from December 9, 2004 to the date of issuance of the new notes.

Optional Redemption

We may redeem prior to maturity all or a part of the new 2009 notes, the new 2014 notes and the new 2034 notes in whole at any time and in part from time to time, at our option, at a redemption price equal to the greater of (1) 100% of the aggregate principal amount of the new notes of such series being redeemed and (2) the sum of the remaining scheduled payments of principal and interest in respect of the new notes being redeemed (not including any portion of the payments of interest accrued as of the date of redemption) discounted to its present value, on a semi-annual basis, at the Treasury Rate plus 12.5 basis points in the case of the new 2009 notes, 15 basis points in the case of the new 2014 notes and 20 basis points in the case of the new 2034 notes, plus, in each case, accrued and unpaid interest to the date of redemption. See “Description of the New Notes—Optional Redemption.”

Ranking

The new notes will be our unsecured and unsubordinated obligations and will rank equally with all of our current and future unsecured and unsubordinated indebtedness, including any borrowings under our senior credit facilities, and senior to all of our future subordinated debt. The new notes will effectively rank junior to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness. The new notes will not be guaranteed by any of our subsidiaries and will therefore be effectively subordinated to all existing and future liabilities of our subsidiaries. The indenture does not restrict our ability or the ability of our subsidiaries to incur other indebtedness. As of December 31, 2004, we had approximately $4.4 billion of indebtedness outstanding, of which approximately $918.1 million consisted of indebtedness of our subsidiaries, of which approximately $848.5 million was WHN indebtedness assumed in connection with the merger by Anthem Holding Corp., a direct wholly-owned subsidiary of WellPoint.

Sinking fund	None.

Form and denomination of new notes

The new notes of each series will initially be represented by one or more global notes which will be deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company, or DTC. Indirect holders trading their beneficial interests in the global notes through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds. The new notes may only be withdrawn from DTC in the limited situations described below under “Description of the New Notes—Form and Denominations—Definitive New Notes.”

Registration Rights	Pursuant to a registration rights agreement among us and the initial purchasers of the existing notes, we agreed:

•	to file a registration statement with the SEC within 90 days of December 9, 2004 (i.e., by March 9, 2005);

•	to use every reasonable effort to cause the exchange offer registration statement to be declared effective by the SEC within 180 days of December 9, 2004 (i.e., by June 7, 2005); and

•	to use every reasonable effort to cause the exchange offer to be consummated no later than the 210th day after December 9, 2004 (i.e., by July 7, 2005).

We intend the registration statement relating to this prospectus to satisfy these obligations. In certain circumstances, we may be required to file a shelf registration statement to cover resales of the new notes. If we do not comply with certain of our obligations under the registration rights agreement, we will be required to pay additional interest on the new notes. See “Registration Rights.”

Risk Factors

Investing in the new notes involves risks. See “Risk Factors” beginning on page 7 for a description of certain risks you should consider before deciding whether to exchange your existing notes in the exchange offer.

Ratio of Earnings to Fixed Charges

The following table presents our consolidated ratio of earnings for the periods shown.

	For the Years Ended December 31
	2004	2003	2002	2001	2000
	($ in millions, except per share data)
Earnings:
Income before income taxes	$1443.3	$1211.9	$802.5	$526.1	$327.3
Interest expense, including amortization of debt discount and expense related to indebtedness	142.3	131.2	98.5	60.2	54.7
Estimated interest portion of rental expense	20.9	17.1	15.8	15.1	21.3
Earnings available for fixed charges	$1606.5	$1360.2	$916.8	$601.4	$403.3
Fixed charges:
Interest expense, including amortization of debt discount and expense related to indebtedness	$142.3	$131.2	$98.5	$60.2	$54.7
Estimated interest portion of rental expense	20.9	17.1	15.8	15.1	21.3
Total fixed charges	$163.2	$148.3	$114.3	$75.3	$76.0

Ratio of earnings to fixed charges	$9.84	$9.17	$8.02	$7.99	$5.31

For purposes of this computation, earnings are defined as income before income taxes, plus interest expense, including amortization of debt discount and expense related to indebtedness and an estimated interest portion of rental expense. Fixed charges are defined as interest expense, including amortization of debt discount and expense related to indebtedness plus an estimated interest portion of rental expense. Certain prior year amounts have been reclassified to conform to current year presentation.

RISK FACTORS

Investing in the new notes involves a high degree of risk. You should carefully consider the following risk factors and all other information contained and incorporated by reference in this prospectus before deciding whether to exchange your existing notes in the exchange offer. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of or that we currently believe to be immaterial, also may become important factors that affect us.

If any of the following events occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of the new notes could decline and you may lose some or all of your investment.

Risks Relating to the Exchange Offer

The trading market for existing notes not exchanged in the exchange offer may be significantly more limited than it is at present.

To the extent that existing notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for existing notes may be significantly more limited than it is at present. The existing notes have not been registered under the Securities Act and are subject to customary transfer restrictions. In addition, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for existing notes that are not tendered and accepted for exchange pursuant to the exchange offer may be affected adversely to the extent that the principal amount of the existing notes exchanged pursuant to the exchange offer reduces the float. A reduced float may also make the trading prices of existing notes that are not exchanged in the exchange offer more volatile.

Risks Relating to the New Notes and Existing Notes

As of December 31, 2004, we had substantial indebtedness outstanding of over $4 billion and may incur additional indebtedness in the future. As a holding company, we will not be able to repay our indebtedness except through dividends from subsidiaries, some of which are restricted in their ability to pay such dividends under applicable insurance law and undertakings. Such indebtedness could also adversely affect our ability to pursue desirable business opportunities.

As of December 31, 2004, we had substantial indebtedness outstanding of over $4 billion. We may also incur additional indebtedness in the future. The terms of the indenture under which the new and existing notes are issued does not prohibit us or our subsidiaries from incurring additional indebtedness. Our debt service obligations will require us to use a portion of our cash flow to pay interest and principal on debt instead of for other corporate purposes, including funding future expansion. If our cash flow and capital resources are insufficient to service our debt obligations, we may be forced to seek extraordinary dividends from our subsidiaries, sell assets, seek additional equity or debt capital or restructure our debt. However, these measures might be unsuccessful or inadequate in permitting us to meet scheduled debt service obligations.

As a holding company, we have no operations and are dependent on dividends from our subsidiaries for cash to fund our debt service and other corporate needs. Our subsidiaries are separate legal entities. Furthermore, our subsidiaries are not obligated to make funds available to us, and creditors of our subsidiaries will have a superior claim to certain of our subsidiaries’ assets. State insurance laws restrict the ability of our regulated subsidiaries to pay dividends, and in some states we have made special undertakings that may limit the ability of our regulated subsidiaries to pay dividends. In addition, our subsidiaries’ ability to make any payments to us will also depend on their earnings, the terms of their indebtedness, business and tax considerations and other legal restrictions. We cannot assure you that our subsidiaries will be able to pay dividends or otherwise contribute or distribute funds to us in an amount sufficient to pay the principal of or interest on the indebtedness owed by us. Indebtedness could also limit our ability to pursue desirable business opportunities, and may affect our ability to maintain an investment grade rating for our indebtedness.

We may also incur future debt obligations that might subject us to restrictive covenants that could affect our financial and operational flexibility. Our breach or failure to comply with any of these covenants could result in a default under our credit agreements. If we default under our credit agreements, the lenders could cease to make further extensions of credit or cause all of our outstanding debt obligations under our credit agreements to become immediately due and payable, together with accrued and unpaid interest. If the indebtedness under the new and existing notes or our credit agreements is accelerated, we may be unable to repay or finance the amounts due.

The new and existing notes are not secured by any of our assets and any secured creditors would have a prior claim on our assets.

The new and existing notes are not secured by any of our assets. The terms of the indenture permit us to incur secured debt. If we become insolvent or are liquidated, or if payment under any of the agreements governing our secured debt is accelerated, the lenders under our secured debt agreements will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to agreements governing that debt. Accordingly, the lenders will have a prior claim on our assets. In that event, because the new and existing notes are not secured by any of our assets, it is possible that there will be no assets remaining from which claims of the holders of new and existing notes can be satisfied or, if any assets remain, the remaining assets might be insufficient to satisfy those claims in full. As of December 31, 2004, we had no secured debt outstanding.

The new and existing notes are effectively subordinated to the indebtedness of our subsidiaries.

Because we operate as a holding company, our right to participate in any distribution of assets of any subsidiary upon that subsidiary’s dissolution, winding-up, liquidation, reorganization or otherwise (and thus the ability of the holders of the new and existing notes to participate indirectly from the distribution) is subject to the prior claims of the creditors of that subsidiary, except to the extent that we are a creditor of the subsidiary and our claims are recognized. Therefore, the new and existing notes are effectively subordinated to all indebtedness and other obligations of our subsidiaries. Our subsidiaries are separate legal entities and have no obligations to pay, or make funds available for the payment of, any amounts due on the new notes. The indenture governing the new and existing notes does not prohibit or limit the incurrence of indebtedness and other liabilities by us or our subsidiaries. The incurrence of additional indebtedness and other liabilities by us or our subsidiaries could adversely affect our ability to pay obligations on the new notes and existing notes. As of December 31, 2004, we had approximately $4.4 billion of indebtedness outstanding, of which approximately $918.1 million consisted of indebtedness of our subsidiaries, of which $848.5 million was WHN indebtedness assumed in connection with the merger by Anthem Holding Corp., a direct wholly-owned subsidiary of WellPoint.

There may be no public market for the new notes.

The new notes will be a new issuance of securities with no established trading market. We cannot assure you that any market for the new notes will develop or, if it does develop, that it will be maintained. If a trading market is established, various factors could have a material adverse effect on the trading of the new notes, including fluctuations in the prevailing interest rates. We do not intend to apply for a listing of any of the new notes on any securities exchange or for quotation through any automated quotation system.

Risks Relating to the Business of WellPoint

Application of and/or changes in state and federal regulations may adversely affect our business, financial condition and results of operations. As a holding company, we are dependent on dividends from our subsidiaries. Our regulated subsidiaries are subject to state regulations, including restrictions on the payment of dividends and maintenance of minimum levels of capital.

Our insurance, managed health care and health maintenance organization, or HMO, subsidiaries are subject to extensive regulation and supervision by the insurance, managed health care or HMO regulatory authorities of each state in which they are licensed or authorized to do business, as well as to regulation by federal and local agencies. We cannot assure you that future action by regulatory authorities will not have a material adverse effect on the profitability or marketability of our health benefits or managed care products or on our business, financial condition and results of operations. In addition, because of our participation in government-sponsored programs such as Medicare and Medicaid, changes in government regulations or policy with respect to, among other things, reimbursement levels, could also adversely affect our business, financial condition and results of operations. In addition, we cannot assure you that application of the federal and/or state tax regulatory regime that currently applies to us will not, or future tax regulation by either federal and/or state governmental authorities concerning us could not, have a material adverse effect on our business, operations or financial condition.

State legislatures and Congress continue to focus on health care issues. From time to time, Congress has considered various forms of Patients’ Bill of Rights legislation which, if adopted, could fundamentally alter the treatment of coverage decisions under the Employee Retirement Income Security Act of 1974, as amended, or ERISA. Additionally, there recently have been legislative attempts to limit ERISA’s preemptive effect on state laws. If adopted, such limitations could increase our liability exposure and could permit greater state regulation of our operations. Other proposed bills and regulations at state and federal levels may impact certain aspects of our business, including provider contracting, claims payments and processing and confidentiality of health information. While we cannot predict if any of these initiatives will ultimately become effective or, if enacted, what their terms will be, their enactment could increase our costs, expose us to expanded liability or require us to revise the ways in which we conduct business. Further, as we continue to implement our e-business initiatives, uncertainty surrounding the regulatory authority and requirements in this area may make it difficult to ensure compliance.

We are a holding company whose assets include all of the outstanding shares of common stock of our licensed insurance, managed health care and HMO subsidiaries. As a holding company, we depend on dividends from our subsidiaries and their receipt of dividends from our other regulated subsidiaries. Among other restrictions, state insurance, managed health care and HMO laws may restrict the ability of our regulated subsidiaries to pay dividends. Our ability to pay dividends in the future to our shareholders and meet our obligations, including paying operating expenses and debt service on our outstanding and future indebtedness, will depend upon the receipt of dividends from our subsidiaries. An inability of our subsidiaries to pay dividends in the future in an amount sufficient for us to meet our financial obligations may materially adversely affect our business, financial condition and results of operations.

Most of our insurance and HMO subsidiaries are subject to risk-based capital, known as RBC, standards imposed by their states of domicile. These laws are based on the RBC Model Act adopted by the National Association of Insurance Commissioners, or NAIC, and require our regulated subsidiaries to report their results of risk-based capital calculations to various departments of insurance and the NAIC. Failure to maintain the minimum RBC standards could subject our regulated subsidiaries to corrective action, including state supervision or liquidation. Our insurance and HMO subsidiaries are currently in compliance with the risk-based capital or other similar requirements imposed by their respective states of domicile.

Our inability to contain health care costs, implement increases in premium rates on a timely basis, maintain adequate reserves for policy benefits, maintain our current provider agreements or avoid a downgrade in our ratings may adversely affect our business, financial condition and results of operations.

Our profitability depends in large part on accurately predicting health care costs and on our ability to manage future health care costs through underwriting criteria, medical management, product design and negotiation of favorable provider contracts. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Government-imposed limitations on Medicare and Medicaid reimbursement have also caused the private sector to bear a greater share of increasing health care costs. Changes in health care practices, inflation, new technologies, the cost of prescription drugs, clusters of high cost cases, changes in the regulatory environment and numerous other factors affecting the cost of health care may adversely affect our ability to predict and manage health care costs, as well as our business, financial condition and results of operations.

In addition to the challenge of managing health care costs, we face pressure to contain premium rates. Our customer contracts may be subject to renegotiation as customers seek to contain their costs. Alternatively, our customers may move to a competitor to obtain more favorable premiums. Fiscal concerns regarding the continued viability of programs such as Medicare and Medicaid may cause decreasing reimbursement rates for government-sponsored programs in which we participate. A limitation on our ability to increase or maintain premium levels could adversely affect our business, financial condition and results of operations.

The reserves we establish for health insurance policy benefits and other contractual rights and benefits are based upon assumptions concerning a number of factors, including trends in health care costs, expenses, general economic conditions and other factors. Actual experience will likely differ from assumed experience, and to the extent the actual claims experience is less favorable than estimated based on our underlying assumptions, our incurred losses would increase and future earnings could be adversely affected.

Our profitability is dependent upon our ability to contract on favorable terms with hospitals, physicians and other health care providers. The failure to maintain or to secure new cost-effective health care provider contracts may result in a loss in membership or higher medical costs. In addition, our inability to contract with providers, or the inability of providers to provide adequate care, could adversely affect our business.

Claims-paying ability and financial strength ratings by recognized rating organizations have become an increasingly important factor in establishing the competitive position of insurance companies and health benefits companies. Rating organizations continue to review the financial performance and condition of insurers. Each of the rating agencies reviews its ratings periodically and there can be no assurance that current ratings will be maintained in the future. We believe our strong ratings are an important factor in marketing our products to our customers, since ratings information is broadly disseminated and generally used throughout the industry. If our ratings are downgraded or placed under surveillance or review, with possible negative implications, the downgrade, surveillance or review could adversely affect our business, financial condition and results of operations. Our ratings reflect each rating agency’s opinion of our financial strength, operating performance and ability to meet our obligations to policyholders, and are not evaluations directed toward the protection of investors in our common stock.

We face risks related to litigation.

We are, or may be in the future, a party to a variety of legal actions that affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims and intellectual property-related litigation. In addition, because of the nature of our business, we are subject to a variety of legal actions relating to our business operations, including the design, management and offering of our products and services. These could include: claims relating to the denial of health care benefits; medical malpractice actions; allegations of anti-competitive and unfair business activities; provider disputes over compensation and termination of provider contracts; disputes related to self-funded business; disputes over co-payment calculations; claims related to the failure to disclose certain business practices; and claims relating to customer audits and contract performance. The loss of even one such claim, if it results in a significant punitive damage award, could have a material adverse effect on our consolidated results of operations. In addition, the risk of potential liability under punitive damage theories may increase significantly the difficulty of obtaining reasonable settlements of coverage claims.

A number of class action lawsuits have been filed against us and certain of our competitors in the managed care business. The suits are purported class actions on behalf of certain of our managed care members and network providers for alleged breaches of various state and federal laws. While we intend to defend these suits vigorously, we will incur expenses in the defense of these suits and cannot predict their outcome.

Recent court decisions and legislative activity may increase our exposure for any of these types of claims. In some cases, substantial non-economic, treble or punitive damages may be sought. We currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance, and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

In addition, we are also involved in pending and threatened litigation of the character incidental to the business transacted, arising out of our insurance and investment operations, and are from time to time involved as a party in various governmental investigations, audits, reviews and administrative proceedings. These investigations, audits and reviews include routine and special investigations by various state insurance departments, state attorneys general and the U.S. Attorney General. Such investigations could result in the imposition of civil or criminal fines, penalties and other sanctions. We believe that any liability that may result from any one of these actions is unlikely to have a material adverse effect on our consolidated results of operations or financial position.

A reduction in the enrollment in our health benefits programs could have an adverse effect on our business and profitability. The health benefits industry is subject to negative publicity, which can adversely affect our profitability. Additionally, we face significant competition from other health benefits companies.

A reduction in the number of enrollees in our health benefits programs could adversely affect our business, financial condition and results of operations. Factors that could contribute to a reduction in enrollment include: failure to obtain new customers or retain existing customers; premium increases and benefit changes; our exit from a specific market; reductions in workforce by existing customers; negative publicity and news coverage; failure to attain or maintain nationally recognized accreditations; and general economic downturn that results in business failures.

The health benefits industry is subject to negative publicity. Negative publicity may result in increased regulation and legislative review of industry practices, which may further increase our costs of doing business and adversely affect our profitability by: adversely affecting our ability to market our products and services; requiring us to change our products and services; or increasing the regulatory burdens under which we operate.

In addition, as long as we use the Blue Cross and Blue Shield names and marks in marketing our health benefits products and services, any negative publicity concerning the Blue Cross Blue Shield Association or other Blue Cross Blue Shield Association licensees may adversely affect us and the sale of our health benefits products and services.

As a health benefits company, we operate in a highly competitive environment and in an industry that is currently subject to significant changes from business consolidations, new strategic alliances, legislative reform, aggressive marketing practices by other health benefits organizations and market pressures brought about by an informed and organized customer base, particularly among large employers. Further, periodic renegotiations of hospital and other provider contracts, coupled with continued consolidation of physician, hospital and other provider groups potentially limit our ability to negotiate favorable rates. This environment has produced and will likely continue to produce significant pressures on the profitability of health benefits companies.

We are dependent on the services of independent agents and brokers in the marketing of our health care products, particularly with respect to individuals, seniors and small employer group members. Such independent agents and brokers are typically not exclusively dedicated to us and may frequently also market health care products of our competitors. We face intense competition for the services and allegiance of independent agents and brokers.

In addition, the Gramm-Leach-Bliley Act, which gives banks and other financial institutions the ability to affiliate with insurance companies, creates the potential for new competitors with significant financial resources entering our markets. We cannot assure you that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not materially and adversely affect our business, financial condition and results of operations.

Regional concentrations of our business may subject us to economic downturns in those regions.

Our business operations include or consist of regional companies located in the Midwest, East, West and South with most of our revenues generated in the states of California, Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri, Nevada, New Hampshire, Ohio, Virginia and Wisconsin. Due to this concentration of business in a small number of states, we are exposed to potential losses resulting from the risk of an economic downturn in these states. If economic conditions in these states deteriorate, we may experience a reduction in existing and new business, which may have a material adverse effect on our business, financial condition and results of operations.

A change in our health care product mix may impact our profitability.

Our health care products that involve greater potential risk generally tend to be more profitable than administrative services products and those health care products where we are able to shift risk to employer groups. Individuals and small employer groups are more likely to purchase our higher-risk health care products because such purchasers are generally unable or unwilling to bear greater liability for health care expenditures. Typically, government-sponsored programs also involve our higher-risk health care products. Over the past few years, we have experienced a slight decline in margins in higher-risk health care products and to a lesser extent on our lower-risk health care and management services products. This decline is primarily attributable to product mix change, product design, competitive pressure and greater regulatory restrictions applicable to the small employer group market. From time to time, we have implemented price increases in certain of our health care businesses. While these price increases may improve profitability, there can be no assurance that this will occur. Subsequent unfavorable changes in the relative profitability between our various products could have a material adverse effect on our business, financial condition, and results of operations.

Our pharmacy benefit management company operates in an industry faced with a number of risks and uncertainties in addition to those we face with our core health care business. The following are some of the industry-related risks that could have a material adverse effect on our business, financial condition and results of operations:

•	the application of federal and state anti-remuneration laws (generally known as “anti-kickback” laws);

•	compliance requirements for pharmacy benefit manager fiduciaries under ERISA, including compliance with fiduciary obligations under ERISA in connection with the development and implementation of items such as formularies, preferred drug listings and therapeutic intervention programs; and potential liability regarding the use of patient-identifiable medical information;

•	a number of federal and state legislative proposals are being considered that could affect a variety of industry practices, such as the receipt of rebates from pharmaceutical manufacturers.

We believe that our pharmacy benefit management business is currently being conducted in compliance in all material respects with applicable legal requirements. However, there can be no assurance that our business will not be subject to challenge under various laws and regulations, or that any such challenge will not have a material adverse effect on our business, financial condition and results of operations.

We have built a significant portion of our current business through mergers and acquisitions and we expect to pursue acquisitions in the future. The following are some of the risks associated with acquisitions that could have a material adverse effect on our business, financial condition and results of operations:

•	some of the acquired businesses may not achieve anticipated revenues, earnings cash flow, or market share;

•	we may assume liabilities that were not disclosed to us;

•	we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

•	acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures;

•	we may finance future acquisitions by issuing common stock for some or all of the purchase price, which could dilute the ownership interests of our shareholders;

•	we may also incur additional debt related to future acquisitions; and

•	we would be competing with other firms, some of which may have greater financial and other resources, to acquire attractive companies.

Our investment portfolio is subject to varying economic and market conditions, as well as regulation.

The market value of our investments varies from time to time depending on economic and market conditions. For various reasons, we may sell certain of our investments at prices that are less than the carrying value of the investments. In addition, in periods of declining interest rates, bond calls and mortgage loan prepayments generally increase, resulting in the reinvestment of these funds at the then lower market rates. Conversely, in periods of rising interest rates the fair value of our fixed-maturity debt investments declines, potentially impairing the portfolio and resulting in realized investment losses. Further, the value of our equity securities can fluctuate significantly with changes in market conditions. We cannot assure you that our investment portfolio will produce positive returns in future periods. Our regulated subsidiaries are subject to state laws and regulations that require diversification of our investment portfolio and limit the amount of investments in certain riskier investment categories, such as below-investment-grade fixed income securities, mortgage loans, real estate and equity investments, which could generate higher returns on our investments. Failure to comply with these laws and regulations might cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus and risk-based capital, and, in some instances, require the sale of those investments.

As a Medicare fiscal intermediary, we are subject to complex regulations. If we fail to comply with these regulations, we may be exposed to criminal sanctions and significant civil penalties.

Like a number of other Blue Cross and Blue Shield companies, we serve as a fiscal intermediary for the Medicare program, which generally provides coverage for persons who are 65 or older and for persons with end-stage renal disease. Part A of the Medicare program provides coverage for services provided by hospitals, skilled nursing facilities and other health care facilities. One of our subsidiaries, United Government Services, currently serves as the largest Part A fiscal intermediary. Part B of the Medicare program provides coverage for services provided by physicians, physical and occupational therapists and other professional providers. As a fiscal intermediary for the Medicare program, we receive reimbursement for certain costs and expenditures, which is subject to adjustment upon audit by the federal Centers for Medicare & Medicaid Services, or CMS (formerly the Health Care Financing Administration, or HCFA). In addition to serving as a fiscal intermediary for the Medicare program, we also provide insurance products to Medicaid beneficiaries in various states, including to Medi-Cal beneficiaries in various California counties under contracts with the California Department of Health Services (or delegated agencies). The laws and regulations governing fiscal intermediaries for the Medicare and Medicaid programs are complex, subject to interpretation and can expose a fiscal intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of such audits or reviews. While we believe that we are in compliance in all material respects with the regulations governing fiscal intermediaries, there are ongoing reviews by the federal government of our activities under certain of our Medicare fiscal intermediary contracts. One of our subsidiaries, AdminaStar Federal, Inc., has received several subpoenas from the U.S. Office of the Inspector General, Health and Human Services, and the U.S. Department of Justice seeking documents and information concerning its responsibilities as a Medicare Part B contractor in its Kentucky office, and requesting certain financial records from AdminaStar Federal, Inc. and from us related to our Medicare fiscal intermediary Part A and Part B operations.

We use the Blue Cross and Blue Shield names and marks as identifiers for our products and services under licenses from the Blue Cross Blue Shield Association. The termination of these license agreements or changes in the terms and conditions of these license agreements could adversely affect our business, financial condition and results of operations.

We are a party to license agreements with the Blue Cross Blue Shield Association that entitle us to the exclusive use of the Blue Cross and Blue Shield names and marks in our geographic territories. The license agreements contain certain requirements and restrictions regarding our operations and our use of the Blue Cross and Blue Shield names and marks, including: minimum capital and liquidity requirements; enrollment and customer service performance requirements; participation in programs that provide portability of membership between plans; disclosures to the Blue Cross Blue Shield Association relating to enrollment and financial conditions; disclosures as to the structure of the Blue Cross and Blue Shield system in contracts with third parties and in public statements; plan governance requirements; a requirement that at least 80% (or, in the case of Blue Cross of California, substantially all) of a licensee’s annual combined net revenue attributable to health benefits plans within its service area must be sold, marketed, administered or underwritten under the Blue Cross and Blue Shield names and marks; a requirement that neither a plan nor any of its licensed affiliates may permit an entity other than a plan or a licensed affiliate to obtain control of the plan or the licensed affiliate or to acquire a substantial portion of its assets related to licensable services; a requirement that we guarantee the contractual and financial obligations of our licensed affiliates; and a requirement that we indemnify the Blue Cross Blue Shield Association against any claims asserted against us resulting from the contractual and financial obligations of any subsidiary that serves as a fiscal intermediary providing administrative services for Medicare Parts A and B. We believe that we and our licensed affiliates are currently in compliance with these standards.

The standards under the license agreements may be modified in certain instances by the Blue Cross Blue Shield Association. For example, from time to time there have been proposals considered by the Blue Cross Blue Shield Association to modify the terms of the license agreement to restrict various potential business activities of licensees. These proposals have included, among other things, a limitation on the amount of health plan business that a Blue Cross Blue Shield Association licensee may conduct under a trade name other than the Blue Cross or Blue Shield name and a limitation on the ability of a licensee to make its provider networks available to insurance carriers or other entities not holding a Blue Cross or Blue Shield license. To the extent that such amendments to the license agreement are adopted in the future, they could have a material adverse effect on our future expansion plans or results of operations.

Upon the occurrence of an event causing termination of the license agreements, we would no longer have the right to use the Blue Cross and Blue Shield names and marks in one or more of our geographic territories. Furthermore, the Blue Cross Blue Shield Association would be free to issue a license to use the Blue Cross and Blue Shield names and marks in these states to another entity. Events that could cause the termination of a license agreement with the Blue Cross Blue Shield Association include failure to comply with minimum capital requirements imposed by the Blue Cross Blue Shield Association, a change of control or violation of the Blue Cross Blue Shield Association ownership limitations on our capital stock, impending financial insolvency, the appointment of a trustee or receiver or the commencement of any action against a licensee seeking its dissolution. We believe that the Blue Cross and Blue Shield names and marks are valuable identifiers of our products and services in the marketplace. Accordingly, termination of the license agreements could have a material adverse effect on our business, financial condition and results of operations.

The failure to effectively maintain and modernize our operations in an Internet environment could adversely affect our business.

Our business depends significantly on effective information systems, and we have many different information systems for our various businesses. Our information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, and changing customer preferences. In addition, we may from time to time obtain significant portions of our systems-related or other services or facilities from independent third parties, which may make our operations vulnerable to such third parties’ failure to perform adequately. As a result of our merger and acquisition activities, we have acquired additional systems. Our failure to maintain effective and efficient information systems, or our failure to efficiently and effectively consolidate our information systems to eliminate redundant or obsolete applications, could have a material adverse effect on our business, financial condition and results of operations.

Also, like many of our competitors in the health benefits industry, our vision for the future includes becoming a premier e-business organization by modernizing interactions with customers, brokers, agents, employees and other stakeholders through web-enabling technology and redesigning internal operations. We are developing our e-business strategy with the goal of becoming widely regarded as an e-business leader in the health benefits industry. The strategy includes not only sales and distribution of health benefits products on the Internet, but also implementation of advanced self-service capabilities benefiting customers, agents, brokers, partners and employees. There can be no assurance that we will be able to realize successfully our e-business vision or integrate e-business operations with our current method of operations. The failure to develop successful e-business capabilities could result in competitive and cost disadvantages to us as compared to our competitors.

We may experience difficulties in integrating the businesses of Anthem and WellPoint Health Networks Inc., which could cause the combined company to lose many of the anticipated potential benefits of the merger.

We merged with WellPoint Health Networks Inc. because we believe that the merger will be beneficial to our companies. Achieving the anticipated benefits of the merger will depend in part upon whether our two companies integrate our businesses in an efficient and effective manner. In particular, the successful combination of Anthem and WellPoint Health Networks Inc. will depend on the integration of the respective businesses. We may not be able to accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies may increase the difficulties of integration. The integration of certain operations following the merger will require the dedication of significant management resources, which may temporarily distract management’s attention from the combined company’s day-to-day business. Employee uncertainty and lack of focus during the integration process may also disrupt our business. We may not achieve the expected level of synergies anticipated by this transaction. Because of the complex nature of the integration process, we cannot provide any assurances regarding the ultimate success of these integration activities. Any inability of our management to integrate successfully the operations of the two companies could have a material adverse effect on our business, results of operations and financial condition.

We have substantial indebtedness outstanding and may incur additional indebtedness in the future. As a holding company, we are not able to repay our indebtedness except through dividends from subsidiaries, some of which are restricted in their ability to pay such dividends under applicable insurance law and undertakings. Such indebtedness could also adversely affect our ability to pursue desirable business opportunities.

We have substantial indebtedness outstanding and currently have available borrowing capacity under our credit facilities of an additional $1.7 billion. We may also incur additional indebtedness in the future.

Our current debt service obligations require us to use a portion of our cash flow to pay interest and principal on debt instead of for other corporate purposes, including funding future expansion. If our cash flow and capital resources are insufficient to service our debt obligations, we may be forced to seek extraordinary dividends from our subsidiaries, sell assets, seek additional equity or debt capital or restructure our debt. However, these measures might be unsuccessful or inadequate in permitting us to meet scheduled debt service obligations.

As a holding company, we have no operations and are dependent on dividends from our subsidiaries for cash to fund our debt service and other corporate needs. Our subsidiaries are separate legal entities. Furthermore, our subsidiaries are not obligated to make funds available to us, and creditors of our subsidiaries will have a superior claim to certain of our subsidiaries’ assets. State insurance laws restrict the ability of our regulated subsidiaries to pay dividends and in some states we have made special undertakings that may limit the ability of our regulated subsidiaries to pay dividends. In addition, our subsidiaries’ ability to make any payments to us will also depend on their earnings, the terms of their indebtedness, business and tax considerations and other legal restrictions. We cannot assure you that our subsidiaries will be able to pay dividends or otherwise contribute or distribute funds to us in an amount sufficient to pay the principal of or interest on the indebtedness owed by us. Indebtedness could also limit our ability to pursue desirable business opportunities, and may affect our ability to maintain an investment grade rating for our indebtedness.

We may also incur future debt obligations that might subject us to restrictive covenants that could affect our financial and operational flexibility. Our breach or failure to comply with any of these covenants could result in a default under our credit agreements. If we default under our credit agreements, the lenders could cease to make further extensions of credit or cause all of our outstanding debt obligations under our credit agreements to become immediately due and payable, together with accrued and unpaid interest. If the indebtedness under the notes or credit agreements is accelerated, we may be unable to repay or finance the amounts due.

We face intense competition to attract and retain employees.

We are dependent on retaining existing employees, attracting and retaining additional qualified employees to meet current and future needs and achieving productivity gains from our investment in technology. We face intense competition for qualified employees, especially information technology personnel and other skilled professionals, and there can be no assurance that we will be able to attract and retain such employees or that such competition among potential employers will not result in increasing salaries. There also can be no assurance that an inability to retain existing employees or attract additional employees will not have a material adverse effect on our business, financial condition and results of operations.

Large-scale medical emergencies may have a material adverse effect on our business, financial condition and results of operations.

Following the terrorist attacks of September 11, 2001, there have been various incidents of suspected bioterrorist activity in the United States. To date, these incidents have resulted in related isolated incidents of illness and death. However, federal and state law enforcement officials have issued warnings about additional potential terrorist activity involving biological and other weapons. If the United States were to experience more widespread bioterrorist or other attacks, our covered medical expenses could rise and we would experience a material adverse effect on our business, financial condition, and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains and incorporates by reference certain forward-looking information about WellPoint that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of WellPoint, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the SEC made by WellPoint and WHN; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; our ability to achieve expected synergies and operating efficiencies in our merger with WHN within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; our ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction and the value of the transaction consideration; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. WellPoint does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You are also urged to carefully review and consider the various disclosures in WellPoint’s SEC reports, including but not limited to those identified under the heading “Incorporation of Certain Documents by Reference” below.

EXCHANGE OFFER

Purpose of the exchange offer

The sole purpose of the exchange offer is to fulfill our obligations with respect to the registration of the existing notes. We originally issued and sold the existing notes on December 9, 2004. We did not register those sales under the Securities Act, in reliance upon the exemption provided in section 4(2) of the Securities Act and Rule 144A and Regulation S promulgated under the Securities Act. In connection with the sale of the existing notes, we agreed to file with the SEC an exchange offer registration statement relating to the exchange offer. Under the exchange offer registration statement, we will offer the new notes, consisting of a new series of our notes and containing substantially identical terms to the corresponding series of the existing notes, except as set forth in this prospectus, in exchange for the corresponding series of the existing notes.

How to determine if you are eligible to participate in the exchange offer

We hereby offer to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal accompanying it, $2,000 in principal amount of new notes for each $2,000 in principal amount of the corresponding series of our existing notes that you hold. The terms of the new notes are substantially identical to the terms of the corresponding series of the existing notes that you may exchange pursuant to this exchange offer, except that, generally, you may freely transfer the new notes, and you will not be entitled to certain registration rights and certain other provisions which are applicable to the existing notes under the registration rights agreement. Each series of new notes will be entitled to the benefits of the indenture. See “Description of the New Notes.”

We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of outstanding existing notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

We are not making the exchange offer conditional upon the holders tendering, or us accepting, any minimum aggregate principal amount of existing notes.

Based on our view of interpretations set forth in no-action letters that the staff of the SEC has issued to third parties, we believe that you may resell or transfer new notes issued pursuant to the exchange offer in exchange for the existing notes, unless you are an “affiliate” of WellPoint, a broker-dealer who acquired existing notes directly from WellPoint or a broker-dealer who acquired existing notes as a result of market-making or other trading activities. We believe that you may resell or transfer such new notes without compliance with the registration and prospectus delivery provisions of the Securities Act only if you acquired such new notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

If our belief is inaccurate, you may incur liability under the Securities Act if you transfer any new note that we issue to you in the exchange offer and you do not deliver a prospectus meeting the requirements of the Securities Act or you do not have an exemption from registration of your existing notes from such requirements. We do not assume or indemnify you against such liability.

If you are a broker-dealer that resells new notes that you received for your own account pursuant to the exchange offer, and if you participate in a distribution of the new notes, you may be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions you receive may be underwriting compensation under the Securities Act. If you are a broker-dealer who acquired existing notes as a result of market-making or other trading activities, you may use this prospectus, as supplemented or amended, in connection with resales of the new notes. If you tender existing notes in the exchange offer for the purpose of participating in a distribution of the new notes, or if you cannot rely upon such interpretations, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If you are tendering existing notes, we will not require you to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the existing notes pursuant to the exchange offer. Each of the new notes will bear interest from December 9, 2004. If we accept your existing notes for exchange, you will waive the right to have interest accrue, or to receive any payment in respect to interest, on the existing notes from December 9, 2004 to the date of issuance of the new notes. Interest on the new 2007 notes is payable semiannually on June 14 and December 14 of each year, accruing from December 9, 2004. Interest on the new 2009 notes, the new 2014 notes and the new 2034 notes is payable semiannually on June 15 and December 15 of each year, accruing from December 9, 2004.

Information about the expiration date of the exchange offer and changes to it

The exchange offer expires on the expiration date, which is 5:00 p.m., Eastern Standard Time, on May 6, 2005, unless we, in our sole discretion, extend the period during which the exchange offer is open. If we extend the expiration date for the exchange offer, the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires. We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to The Bank of New York Trust Company, N.A., which is the exchange agent, and by timely public announcement communicated by no later than 5:00 p.m., Eastern Standard Time, on the next business day following the expiration date, unless applicable law or regulation requires otherwise, by making a release to the Dow Jones News Service. During any extension of the exchange offer, all existing notes previously tendered pursuant to the exchange offer will remain subject to the exchange offer.

The initial exchange date will be the first business day following the expiration date. We expressly reserve the right to terminate the exchange offer and not accept for exchange any existing notes for any reason, including if any of the events set forth below under “We may modify or terminate the exchange offer under some circumstances” have occurred and we have not waived them. We also reserve the right to amend the terms of the exchange offer in any manner, whether before or after any tender of the existing notes. If we terminate or amend the exchange offer, we will notify the exchange agent in writing and will either issue a press release or give written notice to you as a holder of the existing notes as promptly as practicable. Unless we terminate the exchange offer prior to 5:00 p.m., Eastern Standard Time, on the expiration date, we will exchange the new notes for existing notes on the exchange date.

We will mail this prospectus and the related letter of transmittal and other relevant materials to you as a record holder of existing notes and we will furnish these items to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of existing notes.

How to tender your existing notes

If you tender to us any of your existing notes pursuant to one of the procedures set forth below, that tender will constitute an agreement between you and us in accordance with the terms and subject to the conditions that we describe below and in the letter of transmittal for the exchange offer.

You may tender existing notes by properly completing and signing the letter of transmittal or a facsimile of it. All references in this prospectus to the “letter of transmittal” include a facsimile of the letter. You must deliver it, together with the certificate or certificates representing the existing notes that you are tendering and any required signature guarantees, or a timely confirmation of a book-entry transfer pursuant to the procedure that we describe below, to the exchange agent at its address set forth on the back cover of this prospectus on or prior to the expiration date. You may also tender existing notes by complying with the guaranteed delivery procedures that we describe below.

Your signature does not need to be guaranteed if you registered your existing notes in your name, you will register the new notes in your name and you sign the letter of transmittal. In any other case, the registered holder of your new notes must endorse them or send them with duly executed written instruments of transfer in the form satisfactory to us. Also, an “eligible institution,” such as a bank, broker, dealer, credit union, savings association, clearing agency or other institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 (the “Exchange Act”) must guarantee the signature on the endorsement or instrument of transfer. If you want us to deliver the new notes or non-exchanged existing notes to an address other than that of the registered holder appearing on the note register for the existing notes, an “eligible institution” must guarantee the signature on the letter of transmittal.

If your existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your existing notes, you should contact the registered holder promptly and instruct the holder to tender your existing notes on your behalf. If you wish to tender your existing notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your existing notes, either make appropriate arrangements to register ownership of the existing notes in your name or follow the procedures described in the immediately preceding paragraph. Transferring record ownership from someone else’s name to your name may take considerable time.

How to tender if you hold your existing notes through a broker or other institution and you do not have the actual existing notes

Any financial institution that is a participant in DTC’s systems may make book-entry delivery of your existing notes by causing DTC to transfer your existing notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although you may deliver your existing notes through book-entry transfer at DTC, you still must send the letter of transmittal, with any required signature guarantees and any other required documents, to the exchange agent at the address specified on the back cover of this prospectus on or prior to the expiration date and the exchange agent must receive these documents on time. If you will not be able to send all the documents on time, you can still tender your existing notes by using the guaranteed delivery procedures described below.

You assume the risk of choosing the method of delivery of existing notes and all other documents. If you send your existing notes and your document by mail, we recommend that you use registered mail, return receipt requested, you obtain proper insurance, and you mail these items sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

If you do not provide your taxpayer identification number, which is your social security number or employer identification number, as applicable, and certify that such number is correct, the exchange agent will withhold 31% of the gross proceeds otherwise payable to you pursuant to the exchange offer, unless an exemption applies under the applicable law and regulations concerning “backup withholding” of federal income tax.

How to use the guaranteed delivery procedures if you will not have enough time to send all documents to us

If you desire to accept the exchange offer, and time will not permit a letter of transmittal or existing notes to reach the exchange agent before the expiration date, you may tender your existing notes if the exchange agent has received at its office listed on the letter of transmittal on or prior to the expiration date a letter, telegram or facsimile transmission from an eligible institution setting forth your name and address, the principal amount of the existing notes that you are tendering, the names in which you registered the existing notes and, if possible, the certificate numbers of the existing notes that you are tendering.

The eligible institution’s correspondence to the exchange agent must state that the correspondence constitutes the tender and guarantee that within three New York Stock Exchange trading days after the date that the eligible institution executes such correspondence, the eligible institution will deliver the existing notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal and any other required documents. We may, at our option, reject the tender if you do not tender your existing notes and accompanying documents by either the above-described method or by a timely book-entry confirmation, and if you do not deposit your existing notes and tender documents with the exchange agent within the time period set forth above. Copies of a notice of guaranteed delivery that eligible institutions may use for the purposes described in this paragraph are available from the exchange agent.

Valid receipt of your tender will occur as of the date when the exchange agent receives your properly completed letter of transmittal, accompanied by either the existing notes or a timely book-entry confirmation. We will issue new notes in exchange for existing notes that you tendered pursuant to a notice of guaranteed delivery or correspondence to similar effect as described above by an eligible institution only against deposit of the letter of transmittal, any other required documents and either the tendered existing notes or a timely book-entry confirmation.

We reserve the right to determine validity of all tenders

We will be the sole judge of all questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of your tender of existing notes and our judgment will be final and binding. We reserve the absolute right to reject any or all of your tenders that are not in proper form or the acceptances for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in your case. Neither we, the exchange agent nor any other person will be under any duty to give you notification of any defects or irregularities in tenders nor shall any of us incur any liability for failure to give you any such notification. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.

To participate, you must complete the letter of transmittal certifying information about yourself

By tendering existing notes and executing the letter of transmittal, you certify that the following:

•	you are not our “affiliate”;

•	you are not a broker-dealer that owns existing notes you acquired directly from us or our affiliate; and

•	you are acquiring the new notes we are offering to exchange hereby in the ordinary course of your business and that you have no arrangement with any person to participate in the distribution of such new notes.

If you cannot certify the foregoing, you may certify that you are an affiliate of us or of the initial purchasers of the existing notes, and you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to you.

By tendering existing notes for exchange, you will exchange, assign and transfer the existing notes to us and irrevocably appoint the exchange agent as your agent and attorney-in-fact to assign, transfer and exchange the existing notes. You will also represent and warrant that you have full power and authority to tender, exchange, assign and transfer the existing notes and to acquire new notes issuable upon the exchange of such tendered existing notes. The letter of transmittal requires you to agree that, when we accept your existing notes for exchange, we will acquire good and unencumbered title to them, free and clear of all liens, restrictions, charges and encumbrances and that they are not subject to any adverse claim.

You will also warrant that you will, upon our request, execute and deliver any additional documents that we believe are necessary or desirable to complete the exchange, assignment and transfer of your tendered existing notes. You must further agree that our acceptance of any tendered existing notes and the issuance of new notes in exchange for them will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under that agreement, except in certain limited circumstances. All authority conferred by you will survive your death or incapacity and every obligation of you shall be binding upon your heirs, legal representatives, successors, assigns, executors and administrators.

If you tender existing notes pursuant to the exchange offer, you may withdraw them at any time prior to 5:00 p.m., Eastern Standard Time, on the business day before the expiration date

For your withdrawal to be effective, the exchange agent must timely receive your written or fax notice of withdrawal prior to 5:00 p.m., Eastern Standard Time, on the business day before the expiration date at the exchange agent’s address set forth on the back of this prospectus. Your notice of withdrawal must specify the following information:

•	The person named in the letter of transmittal as tendering existing notes you are withdrawing;

•	The certificate numbers of existing notes you are withdrawing;

•	The principal amount of existing notes you are withdrawing;

•	A statement that you are withdrawing your election to have us exchange such existing notes; and

•	The name of the registered holder of such existing notes, which may be a person or entity other than you, such as your broker-dealer.

The person or persons who signed your letter of transmittal, including any eligible institutions that guaranteed signatures on your letter of transmittal, must sign the notice of withdrawal in the same manner as their original signatures on the letter of transmittal including any required signature guarantees. If such persons and eligible institutions cannot sign your notice of withdrawal, you must send it with evidence satisfactory to us that you now hold beneficial ownership of the existing notes that you are withdrawing. The exchange agent will return the properly withdrawn existing notes promptly following receipt of notice of withdrawal. We will determine all questions as to the validity of notices of withdrawals, including time of receipt, and our determination will be final and binding on all parties.

How we will either exchange your existing notes for new notes or return them to you

On the exchange date, we will determine which existing notes the holders validly tendered, and we will issue new notes in exchange for the validly tendered existing notes. The exchange agent will act as your agent for the purpose of receiving new notes from us and sending the existing notes to you in exchange for new notes promptly after acceptance of the tendered existing notes. If we do not accept your existing notes for exchange, we will return them without expense to you. If you tender your existing notes by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above, we do not accept your existing notes for exchange, DTC will credit your non-exchanged existing notes to an account maintained with DTC. In either case, we will return your non-exchanged existing notes to you promptly following the expiration of the exchange offer.

We may modify or terminate the exchange offer under some circumstances

We are not required to issue new notes in respect of any properly tendered existing notes that we have not previously accepted and we may terminate the exchange offer or, at our option, we may modify or otherwise amend the exchange offer subject to Rule 14e-1 under the Exchange Act. If we terminate or withdraw the exchange offer, Rule 14e-1 under the Exchange Act requires that we promptly pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer. If we terminate the exchange offer, it will be by oral or written notice to the exchange agent and by timely public announcement communicated no later than 5:00 p.m. on the next business day following the expiration date, unless applicable law or regulation requires us to terminate the exchange offer in the following circumstances:

•	Any court or governmental agency brings a legal action seeking to prohibit the exchange offer or assessing or seeking any damages as a result of the exchange offer, or resulting in a material delay in our ability to accept any of the existing notes for exchange offer; or

•	Any government or governmental authority, domestic or foreign, brings or threatens any law or legal action that in our sole judgment, might directly or indirectly result in any of the consequences referred to above; or, if in our sole judgment, such activity might result in the holders of new notes having obligations with respect to resales and transfers of new notes that are greater than those we described above in the interpretations of the staff of the SEC or would otherwise make it inadvisable to proceed with the exchange offer.

The foregoing conditions are for our sole benefit and we may assert them with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to such condition. We also reserve the right to waive these conditions in whole or in part at any time or from time to time in our discretion. Our failure at any time to exercise any of the foregoing rights will not be a waiver of any such right, and each right will be an ongoing right that we may assert at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any tendered existing notes, and we will not issue new notes in exchange for any such existing notes, if at that time there is, or the SEC has threatened, any stop order with respect to the registration statement of which this prospectus is a part.

Where to send your documents for the exchange offer

We have appointed The Bank of New York Trust Company, N.A. as the exchange agent for the exchange offer. You must send your letter of transmittal to the exchange agent at the address on the back cover of this prospectus.

If you send your documents to any other address or fax number, you will have not validly delivered them and you will not receive new notes in exchange for your existing notes. We will return your existing notes to you.

We are paying our costs for the exchange offer

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses that they incur in forwarding tenders for their customers. We will pay the expenses incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting, investment banking and legal fees.

No person has been authorized to give you any information or to make any representations to you in connection with the exchange offer other than those that this prospectus contains.

If anyone else gives you information or representations about the exchange offer, you should not rely upon that information or representation or assume that we have authorized it. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which this prospectus gives information. We are not making the exchange offer to, nor will we accept tenders from or on behalf of, holders of existing notes in any jurisdiction in which it is unlawful to make the exchange offer or to accept it. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of existing notes in such jurisdiction. In any jurisdiction where the securities laws or blue sky laws require a licensed broker or dealer to make the exchange offer one or more registered brokers or dealers that are licensed under the laws of that jurisdiction is making the exchange offer on our behalf.

There are no dissenter or appraisal rights

Holders of existing notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Federal income tax consequences to you

Your exchange of existing notes for new notes will not be a taxable exchange for federal income tax purposes, and you should not recognize any taxable gain or loss or any interest income as a result of the exchange. See “Certain U.S. Federal Tax Considerations” below.

This is the only exchange offer for the existing notes that we are required to make

Your participation in the exchange offer is voluntary, and you should carefully consider whether to accept the terms and conditions of it. You are urged to consult your financial and tax advisors in making your own decisions on what action to take with respect to the exchange offer. If you do not tender your existing notes in the exchange offer, you will continue to hold such existing notes and you will be entitled to all the rights and limitations applicable to the existing notes under the indenture. All non-exchanged existing notes will continue to be subject to the restriction on transfer set forth in the indenture. If we exchange existing notes in the exchange offer, the trading market, if any, for any remaining existing notes could be much less liquid.

We may in the future seek to acquire non-exchanged existing notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any existing notes that are not exchanged in the exchange offer.

DESCRIPTION OF THE NEW NOTES

General

We will issue the new notes due 2007, the new notes due 2009, the new notes due 2014, and the new notes due 2034 under an indenture dated December 9, 2004, between us and The Bank of New York Trust Company, N.A., as trustee. We will issue the new notes in denominations of $2,000 and integral multiples of $2,000. Each series of new notes we are offering to exchange will be a single, distinct series of debt securities. The terms of each series of new notes will be substantially identical to the terms of the existing notes of the corresponding series. However, the new notes will not be subject to transfer restrictions or registration rights unless held by certain broker-dealers, our affiliates or certain other persons.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the new notes are governed by New York law. Copies of the indenture and the new notes are available to you upon request.

Because this section is a summary, it does not describe every aspect of the new notes and the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms. We also include references in parentheses to certain sections of the indenture. Whenever we refer in this prospectus to particular sections of the indenture or terms defined in the indenture, we incorporate those sections or defined terms by reference. We urge you to read the indenture and the notes because they, and not this description, define your rights as a holder of the new notes.

Maturity and Interest

The new 2007 notes will mature on December 14, 2007, the new 2009 notes will mature on December 15, 2009, the new 2014 notes will mature on December 15, 2014, and the new 2034 notes will mature on December 15, 2034. For the new 2007 notes, we will pay interest semi-annually in arrears on June 14 and December 14 of each year, beginning on June 14, 2005. For the new 2009 notes, the new 2014 notes and the new 2034 notes, we will pay interest semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2005. We will make each interest payment to the persons who are the registered holders of the new notes on the immediately preceding June 1 and December 1, respectively.

Each of the new notes will bear interest from December 9, 2004 and, if we accept your existing notes for exchange, you will waive the right to have interest accrue, or to receive any payment in respect to interest, on the existing notes from December 9, 2004 to the date of issuance of the new notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

We will have the right to redeem the new 2009 notes, the new 2014 notes and the new 2034 notes, in each case, in whole at any time or in part from time to time prior to maturity, on at least 30 days’ but no more than 60 days’ prior written notice mailed to the registered holders of the new notes to be redeemed. Upon redemption of the new notes, we will pay a redemption price equal to the greater of (1) 100% of the principal amount of the new notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of the new notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus, 12.5 basis points in the case of the new 2009 notes, 15 basis points in the case of the new 2014 notes and 20 basis points in the case of the new 2034 notes, plus, in each case, accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as the second Business Day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the new notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the new notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, on the third Business Day preceding such redemption date, as contained in the daily statistical release, or any successor release, published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if the release, or any successor release, is not published or does not contain these prices on that business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all of these quotations.

“Independent Investment Banker” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, Goldman, Sachs & Co., J.P. Morgan Securities, Inc. and UBS Securities LLC and their successors and one other nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified from time to time by us so long as that entity is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

If less than all the new notes of any series are to be redeemed, the new notes of such series to be redeemed shall be selected by the trustee by such method as the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the new notes or portions thereof called for redemption.

Except as described above, the new notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

We May Issue Other Series of Debt Securities

The indenture permits us to issue different series of debt securities from time to time. Each of the series of new notes we are offering to exchange will be a single, distinct series of debt securities. The terms of each series of new notes we are offering to exchange by means of this prospectus are identical except for the interest rate and

Stated Maturity. The specific terms of each other series that we may issue in the future may differ from those of the new notes. The indenture does not limit the aggregate amount of debt securities that may be issued under the indenture, nor does it limit the number of other series or the aggregate amount of any particular series. The new notes will be limited initially to $1.6 billion aggregate principal amount, but we may “reopen” any series of new notes at any time without the consent of the noteholders. We may issue additional securities from time to time after this offering. The new notes of each series and any additional new notes at any time of such series subsequently issued under the indenture would be treated as a single series for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We will issue new notes in denominations of $2,000 and integral multiples of $2,000.

The indenture and the new notes do not limit our ability to incur other debt or to issue other securities. When we refer to a series of debt securities, we mean a series, such as each of the series of new notes we are offering by means of this prospectus, issued under the indenture. When we refer to the new notes or these new notes, we mean each series of new notes we are offering by means of this prospectus.

Form and Denominations

Global Notes

We will issue each series of new notes in the form of one or more global notes (which we refer to as the Global Notes) registered in the name of Cede & Co., as nominee of DTC. Each Global Note will be issued:

•	only in fully registered form; and

•	without interest coupons.

You may hold your beneficial interests in the Global Notes directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.

What is a Global Security? A global security is a special type of indirectly held security in the form of a certificate held by a depository for the investors in a particular issue of securities. Since we choose to issue the new notes in the form of a global security, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the Global Notes be registered in the name of a financial institution we select and by requiring that the new notes included in the Global Notes not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the Global Notes is called the “Depository.” Any person wishing to own a note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depository. In the case of the new notes, DTC will act as the Depository and Cede & Co. will act as its nominee.

Except as described below, each Global Note may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC. Beneficial interests will be in multiples of $2,000.

Special Investor Considerations for the Global Notes. As an indirect holder, an investor’s rights relating to the Global Notes will be governed by the account rules of the investor’s financial institution and of the Depository, DTC, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of new notes and instead deal only with DTC, the Depository that holds the Global Notes.

An investor should be aware that because the new notes are issued only in the form of Global Notes:

•	The investor cannot get new notes registered in his or her own name.

•	The investor cannot receive physical certificates for his or her interest in the new notes.

•	The investor will be a “street name” holder and must look to his or her own bank or broker for payments on the new notes and protection of his or her legal rights relating to the new notes.

•	The investor may not be able to sell interests in the new notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	DTC’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the Global Notes. We and the trustee have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the Global Notes. We and the trustee also do not supervise DTC in any way.

Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

Certain Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised us that it is:

(1)	a limited-purpose trust company organized under the New York State Banking Law;

(2)	a “banking organization” within the meaning of the New York State Banking Law;

(3)	a member of the Federal Reserve System;

(4)	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

(5)	a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or Indirect Participants.

We expect that pursuant to procedures established by DTC (1) upon deposit of each Global Note, DTC will credit the accounts of participants with an interest in the Global Note and (2) ownership of the new notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the Indirect Participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the new notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in new notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the Global Note for all purposes under the indenture. Except as provided below under “—Definitive New Notes,” owners of beneficial interests in a Global Note will not be entitled to have new notes represented by such Global note registered in their names, will not receive or be entitled to receive physical delivery of certificated new notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a participant or an Indirect Participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of new notes under the indenture or such Global Note. We understand that under existing industry practice, in the event that we request any action of holders of new notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such new notes.

Payments with respect to the principal of, and premium, if any, additional interest, if any, and interest on, any new notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such new notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the new notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, additional interest, if any, and interest). Payments by the participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the Indirect Participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the new notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels, Belgium time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to DTC to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Definitive New Notes

In a few special situations described in the next paragraph, the Global Notes will terminate and interests in it will be exchanged for physical certificates representing new notes. After that exchange, the choice of whether to hold the new notes directly or in “street name” (in computerized book-entry form) will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in new notes transferred to their own name, so that they will be direct holders.

The special situations for termination of the Global Notes are:

•	When DTC notifies us that it is unwilling, unable or no longer qualified to continue as Depository.

•	When an event has occurred that constitutes, or with the giving of notice or passage of time would constitute, an Event of Default and has not been cured. See “Defaults and Related Matters—Events of Default” below.

We would issue definitive new notes:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $2,000 and even multiples of $2,000. (Section 302)

When the Global Notes terminate, DTC (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Section 305)

Exchange and Transfer of Definitive New Notes. If we issue definitive new notes, you may have your new notes broken into more new notes of the same series of smaller authorized denominations or combined into fewer new notes of the same series of larger authorized denominations, as long as the total principal amount is not changed. (Section 305) This is called an “exchange.”

You may exchange or transfer definitive new notes at the office of the trustee. The trustee acts as our agent for registering new notes in the names of holders and transferring new notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “Security Registrar.” (Section 305)

You will not be required to pay a service charge to transfer or exchange definitive new notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the Security Registrar is satisfied with your proof of ownership.

We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

Exercise of Legal Rights under the New Notes

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to Persons who are registered as holders of new notes. We do not have obligations to you so long as the new notes are issued in the form of Global Notes, or if we issue definitive new notes, if you hold in “street name” or by other indirect means. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “street name” customer but does not do so.

So long as you hold new notes as a beneficial interest in the Global Notes or if we should issue definitive new notes and you hold them in “street name”, you should check with the institution through which you hold your beneficial interest to find out, among other things:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you new notes registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the new notes if there were a default or other event triggering the need for holders to act to protect their interests.

Payment and Paying Agents

The Global Notes. The trustee will make payments of principal of, and interest and any premium on, the Global Notes to Cede & Co., the nominee for DTC, as the registered owner. The principal of, and interest and any premium on, the Global Notes will be payable in immediately available funds in U.S. dollars.

We understand that it is DTC’s current practice, upon DTC’s receipt of any payment of principal of, or interest or any premium on, global securities such as the Global Notes, to credit the accounts of DTC account holders with payment in amounts proportionate to their respective beneficial interests in the principal amount of a Global Note as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in a Global Note held through these participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Neither we nor the trustee will have any responsibility or liability for any aspect of DTC’s or its participants’ records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

“Street name” and other owners of beneficial interests in the Global Notes should consult their banks or brokers for information on how they will receive payments.

Definitive New Notes. We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each Interest Payment Date, even if you no longer own the new note on the Interest Payment Date. That particular day is called the “Regular Record Date.” (Section 307) The Regular Record Date relating to an Interest Payment Date for any new note will be the June 1st or December 1st next preceding the interest due date. Holders buying and selling new notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the Regular Record Date. The most common manner is to adjust the sales price of the new notes to pro rate interest fairly between buyer and seller. This pro rated interest amount is called “accrued interest.”

We will pay interest, principal, any premium and any other money due on the new notes at the office of the corporate trust agency of the trustee in New York City. That office is currently located at 101 Barclay Street, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “Paying Agents.” We may also choose to act as our own Paying Agent. We must notify you of changes in the Paying Agents for the new notes. (Section 1002)

Notices

We and the trustee will send notices regarding the new notes only to direct holders, using their addresses as listed in the trustee’s records. (Section 106)

Regardless of who acts as Paying Agent, all money paid by us to a Paying Agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other Paying Agent or anyone else. (Section 1003)

Overview of Remainder of this Description

In the remainder of this description “you” or “your” refer to direct holders and not “street name” or other indirect holders of new notes. As an indirect holder of an interest in the Global Notes, you should read the previous subsection entitled “Form and Denominations.”

The remainder of this description summarizes:

•	your rights under several special situations, such as if we merge with another company or, if we want to change a term of the new notes; and

•	your rights if we default or experience other financial difficulties.

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate with or merge into any other person. In this section, “person” refers to any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision of a government or governmental agency. We are also permitted to sell substantially all of our assets to any other person, or to buy substantially all of the assets of any other person. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell all or substantially all of our assets, the other person may not be organized under a foreign country’s laws (that is, it must be a corporation, partnership, limited liability company or trust organized under the laws of a State or the District of Columbia or under Federal law) and it must agree to be legally responsible for the new notes. Upon assumption of our obligations by such a person in such circumstances, we shall be relieved of all obligations and covenants under the indenture and the new notes.

•	The merger, sale of all or substantially all of our assets or other transaction must not cause a default on the new notes, and we must not already be in default unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described below under “Events of Default.” A default for this purpose would also include any event that would be an Event of Default if we received the required notice of our default or if under the indenture the default would become an event of default after existing for a specified period of time.

Modification and Waiver

There are three types of changes we can make to the indenture and the new notes.

Changes Requiring Your Approval. First, there are changes that cannot be made to your new notes without your specific approval. Following is a list of those types of changes:

•	change the Stated Maturity of the principal or interest on a new note;

•	reduce any amounts due on a note;

•	reduce the amount of principal payable upon acceleration of the Maturity of a note following an Event of Default;

•	change the place or currency of payment for a note;

•	impair your right to sue for payment;

•	reduce the percentage in principal amount of the new notes, the approval of whose holders is needed to modify or amend the indenture or the new notes;

•	reduce the percentage in principal amount of the new notes, the approval of whose holders is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase the percentage required for any modification or to provide that other provisions of the indenture may not be modified or waived without your consent. (Section 902)

Changes Not Requiring Approval. The second type of change does not require any vote by holders of the new notes. This type is limited to corrections and clarifications and certain other changes that would not adversely affect holders of the new notes. Nor do we need any approval to make changes that affect only debt securities to be issued under the indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular note, even if they affect other new notes or other debt securities issued under the indenture. In those cases, we need only obtain any required approvals from the holders of the affected new notes or other debt securities.

Changes Requiring a Majority Vote. Any other change to the indenture and the new notes would require the following approval:

•	If the change affects only the new notes of one series, it must be approved by the holders of not less than a majority in principal amount of the new notes of that series.

•	If the change affects the new notes of one series as well as the new notes of one or more other series issued under the indenture, it must be approved by the holders of not less than a majority in principal amount of the new notes of each series affected by the change. In each case, the required approval must be given by written consent. Most changes fall into this category.

The same vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the new notes listed in the first category described previously under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 513)

Further Details Concerning Voting. New notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. New notes will also not be eligible to vote if they have been fully defeased as described later under “Full Defeasance.” (Section 101)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding new notes that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of new notes, that vote or action may be taken only by persons who are holders of outstanding new notes on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

“Street name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the new notes or request a waiver.

Defeasance

Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the new notes of either series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the new notes of that series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the notes of that series on their various due dates.

•	There must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the new notes any differently than if we did not make the deposit and instead repaid the new notes ourselves when due. Under current U.S. federal tax law, the deposit and our legal release from the new notes would be treated as though we took back your new notes and gave you your share of the cash and new notes or bonds deposited in trust. In that event, you could recognize gain or loss on the new notes you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Section 1304)

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the new notes. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the new notes. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the new notes. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the new notes a combination of money and U.S. government or U.S. government agency new notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the new notes on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the new notes any differently than if we did not make the deposit and instead repaid the new notes ourselves when due.

If we accomplish covenant defeasance, you can still look to us for repayment of the new notes if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy) and the new notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

Satisfaction and Discharge

The indenture will cease to be of further effect and the trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture upon compliance with certain conditions, including:

•	Our having paid all sums payable by us under the indenture, as and when the same shall be due and payable,

•	Our having delivered to the trustee for cancellation all new notes theretofore authenticated under the indenture, or

•	All new notes not theretofore delivered to the trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year and we shall have deposited with the trustee sufficient cash or U.S. government or U.S. government agency notes or bonds that will generate enough cash to pay, at maturity or upon redemption, all new notes of any series outstanding under the indenture. (Section 401)

•	Our having delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that these conditions have been satisfied.

Default and Related Matters

Ranking

The new notes are not secured by any of our property or assets. Accordingly, your ownership of new notes means you are one of our unsecured creditors. The new notes are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. The new notes will effectively rank junior to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness. The new notes will not be guaranteed by any of our subsidiaries and will therefore be effectively subordinated to all existing and future liabilities of our subsidiaries. Our subsidiaries are separate legal entities and have no obligations to pay, or make funds available for the payment of, any amounts due on the new notes. The indenture governing the new notes does not prohibit or limit the incurrence of indebtedness and other liabilities by us or our subsidiaries. See “Risk Factors—The new and existing notes are effectively subordinated to the indebtedness of our subsidiaries” for a more detailed discussion about the structural subordination of the new notes.

Events of Default

You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.

What is an Event of Default? As to any series of new notes, the term “Event of Default” means any of the following:

•	We do not pay the principal or any premium on a note on its due date.

•	We do not pay interest on a note within 30 days of its due date.

•	We remain in breach of any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the new notes.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

Remedies If an Event of Default Occurs. If an Event of Default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the new notes of the affected series may declare the entire principal amount of all the new notes of that series to be due and immediately payable. This is called a declaration of acceleration of Maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the new notes will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of Maturity may be cancelled by the holders of at least a majority in principal amount of the new notes of the affected series. (Section 502)

Except as may otherwise be provided in the indenture in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the new notes outstanding may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. Subject to certain exceptions contained in the indenture, these majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the new notes, the following must occur:

•	You must give the trustee written notice that an Event of Default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding new notes of the affected series must make a written request that the trustee take action because of the Event of Default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your note on or after the due date of that payment. (Section 508)

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the new notes, or else specifying any default. (Section 1004)

Regarding the Trustee

The Bank of New York Trust Company, N.A. is the trustee under the indenture. The Bank of New York, an affiliate of the trustee, also performs services for WellPoint in the ordinary course of business and currently is the trustee under an indenture pursuant to which WellPoint’s 6.800% senior unsecured notes due 2012, WellPoint’s 3.50% senior unsecured notes due 2007 and WellPoint’s 4.875% senior unsecured notes due 2005 are outstanding. An affiliate of the Bank of New York Trust Company, N.A. also is the trustee under an indenture pursuant to which WHN’s 6.375% notes due 2006 and 6.375% notes due 2012, which were assumed by WellPoint in the merger, are outstanding.

REGISTRATION RIGHTS

We are making the exchange offer to comply with our obligations under the registration rights agreement to register the exchange of the new notes for the existing notes. In the registration rights agreement, we also agreed under the circumstances described below, to file a shelf registration statement to register the resale of certain existing notes. The following summary of the registration rights that are provided in the registration rights agreement and the notes is not complete. You should refer to the registration rights agreement and the existing notes for a full description of the registration rights that apply to the existing notes.

We and the initial purchasers of the existing notes entered into the registration rights agreement on December 9, 2004. In the registration rights agreement, we agreed to file the exchange offer registration statement relating to the new notes with the SEC within 90 days of the closing date of the initial sale of the existing notes to the initial purchasers thereof, and use every reasonable effort to have it then declared effective within 180 days of the closing date. We also agreed to use every reasonable effort to cause that exchange offer registration statement to be effective continuously, to keep the exchange offer open for a period of not less than 20 business days and cause the exchange offer to be consummated no later than the 210th day after the closing date. Pursuant to the exchange offer, certain holders of existing notes that constitute “transfer restricted securities” will be allowed to exchange their transfer restricted securities for registered new notes with terms identical to the existing notes.

If (i) the exchange offer is not permitted by applicable law or policy of the SEC or (ii) any holder of existing notes that are transfer restricted securities notifies us prior to the 20th business day following the consummation of such exchange offer that (a) it is prohibited by law or policy of the SEC from participating in the exchange offer, (b) it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds existing notes acquired directly from us or any of our affiliates, we will file with the SEC a shelf registration statement to register for public resale the transfer restricted securities held by any such holder who provides us with certain information for inclusion in the shelf registration statement.

For purposes of the registration rights agreement, “transfer restricted securities” means each note until the earliest on the date of which (i) such note is exchanged in the exchange offer and is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such note has been disposed of in accordance with the shelf registration statement, (iii) such note is disposed of by a broker-dealer pursuant to the “Plan of Distribution” contemplated by the exchange offer registration statement (including delivery of the prospectus contained therein) or (iv) such note may be distributed to the public pursuant to Rule 144 under the Securities Act.

The registration rights agreement provides that the following events will constitute a “registration default”:

•	if we fail to file an exchange offer registration statement with the SEC on or prior to the 90th day after the closing date of the initial sale of the existing notes to the initial purchasers thereof;

•	if the exchange offer registration statement is not declared effective by the SEC on or prior to the 180th day after that closing date;

•	if the exchange offer is not consummated on or before the 210th day after that closing date;

•	if obligated to file the shelf registration statement and we fail to file the shelf registration statement with the SEC on or prior to the 90th day after that closing date or the 30th day after such filing obligation arises;

•	if obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to the 180th day after the obligation to file a shelf registration statement arises; or

•	except in certain circumstances, if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter (and before the second anniversary of the initial sale of the existing notes) ceases to be effective or useable in connection with resales of the transfer restricted securities, for such time of non-effectiveness or non-usability.

If there is a registration default, then we agreed to pay each holder of transfer restricted securities affected thereby additional interest in an amount equal to $0.05 per week per $1,000 in principal amount of transfer restricted securities held by such holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of that registration default. The amount of the additional interest shall increase by an additional $0.05 per week per $1,000 in principal amount of transfer restricted securities with respect to each subsequent 90-day period until all registration defaults have been cured, until the transfer restricted securities become freely tradable without registration under the Securities Act or until no transfer restricted securities are outstanding, up to a maximum amount of additional interest of $0.30 per week per $1,000 in principal amount of transfer restricted securities. We shall not be required to pay additional interest for more than one of these registration defaults at any given time. Following the cure of all of these registration defaults, the accrual of additional interest will cease.

We will pay all accrued additional interest to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

Holders of new notes are required to make certain representations to us, as described in the registration rights agreement and the letter of transmittal in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their existing notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following is a description of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of new notes by a holder thereof. This description only applies to new notes held as capital assets (generally, property held for investment), and does not address, except as set forth below, aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	tax-exempt organizations;

•	dealers or traders in securities or currencies;

•	holders that will hold a note as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes; or

•	holders that have a functional currency other than the U.S. dollar.

Moreover, except as set forth below, this description does not address the U.S. federal estate and gift tax consequences to U.S. Holders, as defined below, or the alternative minimum tax consequences of the acquisition, ownership or disposition of new notes and does not address the U.S. federal income tax treatment of holders that do not acquire new notes as part of the initial distribution at their initial issue price. Each prospective participant in this exchange offer should consult its tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, holding and disposing of new notes.

This description is based on the Internal Revenue Code of 1986, as amended, existing and proposed U.S. Treasury Regulations, administrative pronouncements and judicial decisions, each as available and in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations which could affect the tax consequences described herein.

For purposes of this description, a U.S. Holder is a beneficial owner of new notes who for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or partnership organized in or under the laws of the United States or any State thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that has a valid election in place to be treated as a United States person for U.S. federal income tax purposes or (2)(a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control.

A Non-U.S. Holder is a beneficial owner of new notes other than a U.S. Holder.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the new notes, the tax treatment of the partnership and a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to its consequences.

Exchange of New Notes in the Exchange Offer

The exchange of the existing notes for new notes in the exchange offer should not constitute a taxable event to a holder. Consequently, a holder should not recognize a taxable gain or loss upon the receipt of a new note, the holder’s basis in the new note should be same immediately after the exchange as its basis in the corresponding existing note immediately before the exchange, and the holder’s holding period in the new note should include the holder’s holding period in the existing note exchanged therefore.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of new notes. Prospective participants in this exchange offer should consult their own tax advisors concerning the tax consequences of their particular situations.

PLAN OF DISTRIBUTION

Based on interpretations by the Staff set forth in no–action letters issued to third parties, including “Exxon Capital Holdings Corporation,” available May 13, 1988, “Morgan Stanley & Co. Incorporated,” available June 5, 1991, “Mary Kay Cosmetics, Inc.,” available June 5, 1991, and “Warnaco, Inc.,” available October 11, 1991, we believe that the new notes issued in exchange for the existing notes may be offered for resale, resold and otherwise transferred by holders so long as such holder is not (i) our affiliate, (ii) a broker–dealer who acquired existing notes directly from us or our affiliate or (iii) a broker–dealer who acquired existing notes as a result of market–making or other trading activities. Offers, sales and transfers of new notes may be made without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders’ business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes and that participating broker–dealers receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such new notes. To date, the staff of the SEC has taken the position that participating broker–dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer (other than a resale of an unsold allotment from the sale of the existing notes to the initial purchasers) with the prospectus contained in the registration statement relating to the exchange offer. Pursuant to the registration rights agreement, we have agreed to permit participating broker–dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such new notes. We have agreed that, for a period of one year after the consummation of the exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any broker–dealer that requests such documents in the letter of transmittal for the exchange offer. Each holder of the existing notes who wishes to exchange its existing notes for new notes in the exchange offer will be required to make certain representations to us as set forth in “The Exchange Offer.” In addition, each holder who is a broker–dealer and who receives new notes for its own account in exchange for the existing notes that were acquired by it as a result of market–making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such new notes.

We will not receive any proceeds from any sale of new notes by broker–dealers. New notes received by broker–dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over–the–counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker–dealer and/or the purchasers of any such new notes. Any broker–dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the exchange offer states that, by acknowledging that it will deliver and by delivering a prospectus, a broker–dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions or concessions of any brokers or dealers. We will indemnify holders of the existing notes (including any broker–dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

Following consummation of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of existing notes who did not exchange their existing notes for new notes in the exchange offer, on terms that may differ from those contained in the registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any such additional exchange offers. Such additional exchange offers will take place from time to time until all outstanding existing notes have been exchanged for new notes pursuant to the terms and conditions herein.

VALIDITY OF THE NEW NOTES

The validity of the new notes offered hereby will be passed upon on our behalf by White & Case LLP, New York, New York. White & Case LLP will rely on the opinion of David R. Frick, Executive Vice President and Chief Legal and Administrative Officer of WellPoint, as to matters of Indiana law.

EXPERTS

The consolidated financial statements of WellPoint, Inc. (formerly Anthem, Inc.) included in WellPoint, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 (including the schedule appearing therein), and WellPoint, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included and incorporated by reference therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We may “incorporate by reference” in this prospectus information filed by WellPoint with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document as described below.

We incorporate by reference the documents listed below previously filed by WellPoint with the SEC. They contain important information about the companies and their financial condition.

WellPoint SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Filed on March 14, 2005

In addition, we also incorporate by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the future until we complete or terminate this exchange offer. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 9 or Item 12 of Form 8-K on or prior to August 22, 2004 and pursuant to Item 2.02 or Item 7.01 of Form 8-K thereafter. Because we are incorporating future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated herein by reference.

Documents incorporated by reference are available from WellPoint without charge, excluding any exhibits or schedules to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

WellPoint, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

Attention: Corporate Secretary

(800) 985-0999

Any request for documents should be made by April 29, 2005, which is five business days before the expiration date of the exchange offer.

We have not authorized anyone to give any information or make any representation about us, Anthem, WHN or the new notes that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the offer to exchange described in this prospectus is unlawful, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus contains summaries and other information that we believe are accurate as of the date hereof with respect to specific terms of specific documents, but we refer to the actual documents (copies of which will be made available upon request to us) for complete information with respect to those documents. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete. Where reference is made to the particular provisions of a contract or other document, the provisions are qualified in all respects by reference to all of the provisions of the contract or other document. Industry and company data are approximate and reflect rounding in certain cases.

We file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like Anthem and WellPoint, who file electronically with the SEC. The address of the site is http: //www.sec.gov.

You should also be able to inspect reports, proxy statements and other information about us and WellPoint at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10004.

WellPoint, Inc.

$300,000,000 3.750% Notes due 2007

$300,000,000 4.250% Notes due 2009

$500,000,000 5.000% Notes due 2014

$500,000,000 5.950% Notes due 2034

PROSPECTUS

March 28, 2005

All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent at the numbers and address below. Requests for assistance and for additional copies of the prospectus, the letter of transmittal and other related documents should also be directed to the exchange agent.

The exchange agent for the exchange offer is:

The Bank of New York Trust Company, N.A.

By Mail/Hand/Overnight Delivery:

The Bank of New York Trust Company, N.A.

c/o The Bank of New York

Corporate Trust Department

Reorganization Unit

101 Barclay Street - 7 East

New York, NY 10286

Attn: Mrs. Carolle Montreuil

For Assistance Call:

(212) 815-5920

Fax Number:

(212) 298-1915

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Indiana Business Corporation Law (the “IBCL”) provides that a corporation, unless limited by its articles of incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

As permitted by the IBCL, WellPoint’s articles of incorporation provide for indemnification of directors, officers, employees and agents of WellPoint against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, employee or agent. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined, based upon a written finding of legal counsel or another independent referee, or a court of competent jurisdiction must have determined, that such persons acted in good faith in what they reasonably believed to be the best interest of WellPoint (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful). The articles of incorporation authorize WellPoint to advance funds for expenses to an indemnified person, but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification.

The rights of indemnification provided by the articles of incorporation of WellPoint are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of the articles of incorporation of WellPoint, WellPoint may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

In addition, WellPoint has obtained a directors’ and officers’ liability and company reimbursement policy that insures against certain liabilities under the Securities Act of 1933, subject to applicable retentions.

ITEM 21. EXHIBIT AND FINANCIAL STATEMENTS INDEX

(a)	Exhibits:

Exhibit Number	Description

3.1	Restated Articles of Incorporation of WellPoint (filed as Exhibit 3.1 to Form 8-K filed November 30, 2004).*

3.2	By-Laws of WellPoint (filed as Exhibit 3.2 to Form 8-K filed November 30, 2004).*

4.1	Registration Rights Agreement, dated as of December 9, 2004, by and among WellPoint and Banc of America Securities LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and UBS Securities LLC (filed as Exhibit 4.2 to Form 8-K filed December 15, 2004).*

4.2	Indenture, dated as of December 9, 2004, between WellPoint and The Bank of New York Trust Company, N.A. (filed as Exhibit 4.1 to Form 8-K filed December 15, 2004).*

4.3	Form of WellPoint’s 3.750% Notes due 2007 (included in Exhibit 4.2).

4.4	Form of WellPoint’s 4.250% Notes due 2009 (included in Exhibit 4.2).

4.5	Form of WellPoint’s 5.000% Notes due 2014 (included in Exhibit 4.2).

Exhibit Number	Description

4.6	Form of WellPoint’s 5.950% Notes due 2034 (included in Exhibit 4.2).

5.1	Legal Opinion of White & Case LLP as to the legality of the new notes.*

23.1	Consent of Ernst & Young LLP.

23.3	Consent of White & Case LLP (included in Exhibit 5.1).

24.1	Power of Attorney.*

25.1	Statement of Eligibility of Trustee.*

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Registered Holders and DTC Participants.

*	Indicates exhibits previously filed.

ITEM 22. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(b)	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Indianapolis, State of Indiana on March 28, 2005.

WELLPOINT, INC.

By:	/S/ LARRY C. GLASSCOCK
Name: Larry C. Glasscock Title: President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons, in the capacities and on the dates indicated:

Signature	Title	Date

/S/ LARRY C. GLASSCOCK * Larry C. Glasscock	President, Chief Executive Officer and Director	March 28, 2005

/S/ DAVID C. COLBY * David C. Colby	Chief Financial and Accounting Officer	March 28, 2005

/S/ LEONARD D. SCHAEFFER * Leonard D. Schaeffer	Chairman of the Board and Director	March 28, 2005

/S/ LENOX D. BAKER, JR., M.D. * Lenox D. Baker, Jr., M.D.	Director	March 28, 2005

/S/ SUSAN B. BAYH * Susan B. Bayh	Director	March 28, 2005

/S/ SHEILA P. BURKE * Sheila P. Burke	Director	March 28, 2005

/S/ WILLIAM H.T. BUSH * William H.T. Bush	Director	March 28, 2005

/S/ JULIE A. HILL * Julie A. Hill	Director	March 28, 2005

/S/ WARREN Y. JOBE * Warren Y. Jobe	Director	March 28, 2005

/S/ VICTOR S. LISS * Victor S. Liss	Director	March 28, 2005

/S/ L. BEN LYTLE * L. Ben Lytle	Director	March 28, 2005

/S/ WILLIAM G. MAYS * William G. Mays	Director	March 28, 2005

/S/ RAMIRO G. PERU * Ramiro G. Peru	Director	March 28, 2005

Signature	Title	Date

/S/ JANE G. PISANO * Jane G. Pisano	Director	March 28, 2005

/S/ SENATOR DONALD W. RIEGLE, JR. * Senator Donald W. Riegle, Jr.	Director	March 28, 2005

/S/ WILLIAM J. RYAN * William J. Ryan	Director	March 28, 2005

/S/ ELIZABETH A. SANDERS * Elizabeth A. Sanders	Director	March 28, 2005

/S/ GEORGE A. SCHAEFER, JR. * George A. Schaefer, Jr.	Director	March 28, 2005

/S/ JACKIE M. WARD * Jackie M. Ward	Director	March 28, 2005

*BY: /S/ DAVID R. FRICK David R. Frick (Attorney-in-Fact)

EXHIBITS INDEX

Exhibit Number	Description

3.1	Restated Articles of Incorporation of WellPoint (filed as Exhibit 3.1 to Form 8-K filed November 30, 2004).*

3.2	By-Laws of WellPoint (filed as Exhibit 3.2 to Form 8-K filed November 30, 2004).*

4.1	Registration Rights Agreement, dated as of December 9, 2004, by and among WellPoint and Banc of America Securities LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and UBS Securities LLC (filed as Exhibit 4.2 to Form 8-K filed December 15, 2004).*

4.2	Indenture, dated as of December 9, 2004, between WellPoint and The Bank of New York Trust Company, N.A. (filed as Exhibit 4.1 to Form 8-K filed December 15, 2004).*

4.3	Form of WellPoint’s 3.750% Notes due 2007 (included in Exhibit 4.2).

4.4	Form of WellPoint’s 4.250% Notes due 2009 (included in Exhibit 4.2).

4.5	Form of WellPoint’s 5.000% Notes due 2014 (included in Exhibit 4.2).

4.6	Form of WellPoint’s 5.950% Notes due 2034 (included in Exhibit 4.2).

5.1	Legal Opinion of White & Case LLP as to the legality of the new notes.*

23.1	Consent of Ernst & Young LLP.

23.3	Consent of White & Case LLP (included in Exhibit 5.1).

24.1	Power of Attorney.*

25.1	Statement of Eligibility of Trustee.*

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Registered Holders and DTC Participants.

*	Indicates exhibits previously filed.